Preliminary Pricing Supplement ARN-33 (To the Prospectus dated May 4, 2015, the Prospectus Supplement dated May 4, 2015, and the Product Supplement STOCK ARN-1 dated June 11, 2015)	Subject to Completion Preliminary Pricing Supplement dated June 11, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	June , 2015 July , 2015 August , 2016
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of Three Airline Sector Stocks

▪    Maturity of approximately 14 months

▪    3-to-1 upside exposure to increases in the Basket, subject to a capped return of [22% to 26%]

▪    The Basket will be comprised of JetBlue Airways Corporation, Southwest Airlines Co., and United Continental Holdings, Inc. (the "Basket Stocks")

▪    1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk

▪    All payments occur at maturity and are subject to the credit risk of Credit Suisse AG

▪    No periodic interest payments

▪    Limited secondary market liquidity, with no exchange listing

▪    The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”), acting through one of its branches. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.45 and $9.75 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)(2)	$ 10.00	$
Underwriting discount(1)(2)	$ 0.20	$
Proceeds, before expenses, to Credit Suisse	$ 9.80	$
(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.
(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June , 2015

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Summary

The Accelerated Return Notes® Linked to a Basket of Three Airline Sector Stocks, due August , 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three airline sector stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of JetBlue Airways Corporation, Southwest Airlines Co., and United Continental Holdings, Inc. (the "Basket Stocks"). Each Basket Stock will be given an approximately equal weight.

The economic terms of the notes (including the Capped Value) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Redemption Amount Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), which may act through its Nassau Branch or its London Branch.	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An approximately equally weighted basket of three airline sector stocks comprised of JetBlue Airways Corporation (NASDAQ Symbol: "JBLU"), Southwest Airlines Co. (NYSE Symbol: "LUV"), and United Continental Holdings, Inc. (NYSE Symbol: "UAL") (each, a “Basket Stock”).
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described in "The Basket" section below.
Participation Rate:	300%
Capped Value:	[$12.20 to $12.60] per unit, which represents a return of [22% to 26%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-20 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Accelerated Return Notes®	TS-2

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK ARN-1 dated June 11, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315004753/dp57052_424b2-arn1.htm

▪	Prospectus supplement and prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the level of the Basket will increase moderately from the Starting Value to the Ending Value.

▪  You are willing to risk a loss of principal and return if the level of the Basket decreases from the Starting Value to the Ending Value.

▪  You accept that the return on the notes will be capped.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the Basket Stocks.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You believe that the level of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪  You seek principal repayment or preservation of capital.

▪  You seek an uncapped return on your investment.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the Basket Stocks.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $12.40 per unit (the midpoint of the Capped Value range of [$12.20 to $12.60]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and term of your investment.

The following table is based on the Starting Value of 100, the Participation Rate of 300% and a hypothetical Capped Value of $12.40 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.00		-100.00%
50.00		-50.00%	$5.00		-50.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
104.00		4.00%	$11.20		12.00%
105.00		5.00%	$11.50		15.00%
110.00		10.00%	$12.40	(2)	24.00%
120.00		20.00%	$12.40		24.00%
130.00		30.00%	$12.40		24.00%
140.00		40.00%	$12.40		24.00%
150.00		50.00%	$12.40		24.00%
160.00		60.00%	$12.40		24.00%
(1)	The Starting Value will be set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 104.00, or 104.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	104.00

= $11.20 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.40 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured on the calculation day, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.
▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.
▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-14. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.
▪	The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-14.
▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-14. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.
▪	Changes in the prices of the Basket Stocks may offset each other.
▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by any Underlying Company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and are not responsible for any disclosure made by any Underlying Company.
▪	The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement STOCK ARN-1.
▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.
▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-33 of product supplement STOCK ARN-1.

Additional Risk Factors

The stocks included in the Basket are concentrated in one sector. All of the stocks included in the Basket are issued by companies in the airline sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the airline sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the airline sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the airline sector. The profitability of these companies is largely dependent on, among other things, customer demand, government regulation, fuel costs and availability, timely maintenance of its aircraft, weather conditions, talent attraction and retention, brand recognition, public perception of safety and security affecting airlines, and industry competition. In addition, adverse economic, business, market, environmental, labor or tax developments affecting the U.S., the areas of the world in which these companies operate and/or the airline sector could affect the value of the Basket. Any of these factors may have an adverse effect on the value of the notes.

United Continental Holdings, Inc. has limited historical information. UAL commenced trading on October 1, 2010. Because one of the three Basket Stocks has a limited trading history, your investment in the notes may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance.

Accelerated Return Notes®	TS-7

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-26 of product supplement STOCK ARN-1.

If June 5, 2015 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
JetBlue Airways Corporation	JBLU	33.33%	20.49	1.62664714	33.33
Southwest Airlines Co.	LUV	33.33%	37.17	0.89669088	33.33
United Continental Holdings, Inc.	UAL	33.34%	54.09	0.61638011	33.34
				Starting Value	100.00
(1)	The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date, and will be set forth in the final term sheet that will be made available in connection with sales of the notes.
(2)	These were the Closing Market Prices of the Basket Stocks on June 5, 2015.
(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on June 5, 2015 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-27 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through May 2015. The graph is based upon actual month-end historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-9

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

The Basket Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of an Basket Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through June 5, 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Accelerated Return Notes®	TS-10

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

JetBlue Airways Corporation

JetBlue Airways Corporation provides passenger flight service throughout the United States, the Caribbean and Latin America. The company's airline is based in New York's John F. Kennedy Airport and currently flies to various destinations in the United States. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “JBLU.” The company’s CIK number is 1158463.

2008		High ($)	Low ($)
	First Quarter	7.23	4.57
	Second Quarter	5.79	3.64
	Third Quarter	6.32	3.14
	Fourth Quarter	7.10	3.44
2009
	First Quarter	7.73	2.84
	Second Quarter	6.23	3.64
	Third Quarter	6.59	4.10
	Fourth Quarter	6.02	4.76
2010
	First Quarter	5.86	4.71
	Second Quarter	6.72	5.32
	Third Quarter	6.69	5.38
	Fourth Quarter	7.59	6.35
2011
	First Quarter	7.10	5.45
	Second Quarter	6.35	5.38
	Third Quarter	6.26	3.87
	Fourth Quarter	5.57	3.40
2012
	First Quarter	6.23	4.81
	Second Quarter	5.33	4.14
	Third Quarter	5.85	4.79
	Fourth Quarter	5.94	4.86
2013
	First Quarter	6.97	5.74
	Second Quarter	7.20	6.02
	Third Quarter	6.83	6.10
	Fourth Quarter	9.09	6.63
2014
	First Quarter	9.37	8.32
	Second Quarter	10.88	7.63
	Third Quarter	12.73	10.40
	Fourth Quarter	15.89	9.41
2015
	First Quarter	19.58	14.38
	Second Quarter (through June 5, 2015)	21.83	18.56

Accelerated Return Notes®	TS-11

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Southwest Airlines Co.

Southwest Airlines Co. is a domestic airline that provides primarily short-haul, high-frequency, point-to-point service. The company offers flights throughout the United States. This Basket Stock trades on the New York Stock Exchange under the symbol “LUV.” The company’s CIK number is 92380.

2008		High ($)	Low ($)
	First Quarter	13.08	11.27
	Second Quarter	14.80	11.78
	Third Quarter	16.47	12.85
	Fourth Quarter	14.20	7.28
2009
	First Quarter	9.81	5.01
	Second Quarter	7.64	6.25
	Third Quarter	9.88	6.48
	Fourth Quarter	11.61	8.20
2010
	First Quarter	13.22	11.03
	Second Quarter	13.96	11.11
	Third Quarter	13.35	10.63
	Fourth Quarter	14.26	12.60
2011
	First Quarter	13.32	11.57
	Second Quarter	12.67	10.77
	Third Quarter	11.64	7.85
	Fourth Quarter	9.10	7.35
2012
	First Quarter	10.04	8.18
	Second Quarter	9.31	7.88
	Third Quarter	9.63	8.47
	Fourth Quarter	10.56	8.71
2013
	First Quarter	13.48	10.47
	Second Quarter	14.38	12.54
	Third Quarter	14.70	12.71
	Fourth Quarter	18.95	14.67
2014
	First Quarter	23.98	18.88
	Second Quarter	27.59	22.51
	Third Quarter	35.23	26.70
	Fourth Quarter	42.32	28.88
2015
	First Quarter	46.99	38.90
	Second Quarter (through June 5, 2015)	43.49	36.00

Accelerated Return Notes®	TS-12

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

United Continental Holdings, Inc.

United Continental Holdings, Inc. is an airline holding company. The company owns and operates airlines that transports persons, property and mail throughout the United States and abroad. This Basket Stock trades on the New York Stock Exchange under the symbol “UAL.” The company’s CIK number is 100517.

2010		High ($)	Low ($)
	Fourth Quarter	29.53	23.27
2011
	First Quarter	27.48	22.17
	Second Quarter	26.68	19.79
	Third Quarter	23.03	16.61
	Fourth Quarter	21.24	15.53
2012
	First Quarter	24.97	17.48
	Second Quarter	25.17	20.58
	Third Quarter	24.82	17.78
	Fourth Quarter	24.19	19.21
2013
	First Quarter	32.50	23.95
	Second Quarter	34.75	28.66
	Third Quarter	36.25	27.71
	Fourth Quarter	39.83	29.65
2014
	First Quarter	49.18	37.73
	Second Quarter	48.05	39.20
	Third Quarter	51.74	38.62
	Fourth Quarter	66.89	40.55
2015
	First Quarter	73.62	63.83
	Second Quarter (through June 5, 2015)	64.02	51.92

Accelerated Return Notes®	TS-13

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Supplemental Use of Proceeds and Hedging” on page PS-16 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-14

Accelerated Return Notes®

Linked to a Basket of Three Airline Sector Stocks, due August , 2016

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes. The following summary is not complete and is qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-33 of product supplement STOCK ARN-1, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes. Thus, the characterization of the notes is not certain. In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Market Measure, that are eligible for open transaction treatment. The balance of this discussion assumes that the notes will be treated as prepaid financial contracts. You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the accompanying product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as prepaid financial contracts (and subject to the discussion under “Constructive Ownership Transaction Rules” in the accompanying product supplement), a U.S. Holder (as defined in the accompanying product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year. For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-15